EXHIBIT 99

                             NEWS RELEASE
                            --------------


           NEWELL CO. REPORTS RECORD FOURTH QUARTER RESULTS
       1995 FULL YEAR SALES AND EARNINGS REACH AN ALL-TIME HIGH
              1995 FULL YEAR RETURN ON EQUITY REACHES 20%

     FREEPORT, IL, January 29, 1996 -- Newell announced today that sales and earnings reached record levels for both the fourth quarter and full year ended December 31, 1995.

     For the 1995 fourth quarter, net sales were a record $669.2 million, up 14% from $584.7 million achieved in the fourth quarter of

1994.  Net income for the fourth quarter of 1995 increased 7% to $66.1 million and earnings per share were 42 cents, an 8% increase from 39 cents achieved in the fourth quarter of 1994.

     The increase in sales for the quarter is primarily attributable to the incremental sales from the 1994 acquisition of Newell Europe and the 1995 acquisitions, including Decorel and Berol.  The increases in net income and earnings per share are primarily attributable to the contributions from the 1994 acquisition of Eberhard Faber and the 1995 acquisition of Decorel.

     For the full year 1995, sales were up 20% to $2,498.4 million from $2,074.9 million in 1994.  Net income for the full year 1995 was

$222.5 million, an increase of 14% from $195.6 million in 1994 and earnings per share were $1.41, up 14% from $1.24 in 1994.

     The increase in sales for the full year 1995 is primarily

attributable to the incremental sales from the 1994 acquisitions of

Home Fashions, Inc., Eberhard Faber and Newell Europe and the 1995


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acquisitions, including Decorel and Berol.  The increases in net income and earnings per share are primarily attributable to

contributions from the 1994 acquisitions and improved profitability at businesses owned more than two years.

     "We're pleased that we were able to meet or exceed most of our financial goals during a difficult period in the retail marketplace,"

stated William P. Sovey, Newell's Vice Chairman and CEO.  "Credit for

this performance goes to the men and women of Newell, who

distinguished themselves and our entire company by their efforts throughout the year.  It was their outstanding contribution that enabled us to turn in record results."

     "We enter 1996 a truly global company, excited about our

opportunities at home and abroad," added Mr. Sovey.  "The rest of the decade offers us many opportunities and we intend to take advantage of them so that we may continue to provide above average returns to our stockholders."

     Newell manufactures and markets high-volume staple consumer products which are sold through a variety of retail and wholesale distribution channels.  Product categories include housewares,

hardware, home furnishings, and office products.
















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

                                                      NEWELL CO.
                                     CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                                          (in millions except per share data)

                                     Three Months Ended December 31,              Twelve Months Ended December 31,
                               ------------------------------------------    ------------------------------------------
                                   1995           1994          % Change         1995           1994          % Change
                               ------------   ------------    ------------   ------------   ------------    ------------
 Net Sales                          669.2           584.7           14.5%      $2,498.4       $2,074.9            20.4%
 Cost of products sold              449.9           387.5                       1,715.6        1,403.8
                               ------------   ------------                   ------------   ------------
   GROSS INCOME                     219.3           197.2           11.2%         782.8          671.1            16.6%
     % of sales                      32.8%           33.7%                         31.3%          32.3%
 Selling, general &                  94.5            85.2                         363.3          313.2
   administrative expense
                               ------------   ------------                   ------------   ------------
   OPERATING INCOME                 124.8           112.0           11.4%         419.5          357.9            17.2%
     % of sales                      18.6%           19.2%                         16.8%          17.2%
 Nonoperating expenses:
   Interest expense                  13.0            10.5                          49.8           30.0
   Interest Income                   (0.7)           (0.3)                         (1.9)          (1.0)
   Goodwill                           5.4             4.5                          19.3           15.4
   Other                             (3.5)           (6.2)                        (18.5)         (15.8)
                               ------------   ------------                   ------------   ------------
                                     14.2             8.5                          48.7           28.6
                               ------------   ------------                   ------------   ------------
 INCOME BEFORE TAXES                110.6           103.5            6.9%         370.8          329.8            12.6%
     % of sales                      16.5%           17.7%                         14.8%          15.9%
 Income taxes                        44.2            41.4                         148.3          133.7
     Effective rate                  40.0%           40.0%                         40.0%          40.6%
                               ------------   ------------                   ------------   ------------
    NET INCOME                       66.4            62.1            6.9%        $222.5         $195.6            13.8%
      % of sales                      9.9%           10.6%                          8.9%           9.4%
                               ============   ============                   ============   ============
    EARNINGS PER SHARE                0.42            0.39           7.7%          $1.41          $1.24           13.7%
                               ============   ============                   ============   ============
 Average shares outstanding         158.6           157.8            0.5%         158.2          157.8             0.3%




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